Exhibit 8.1
[Goodwin Procter llp Letterhead]
As of January 15, 2010
Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, California 94108
Ladies and Gentlemen:
We have acted as counsel for Terreno Realty Corporation, a Maryland corporation (the “Company”), in connection with the organization of the Company and the Company’s registration statement on Form S-11 (File No. 333-163016) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on November 10, 2009 and amended on December 14, 2009, January 6, 2010 and January 15, 2010, relating to the initial offering of up to 17,250,000 shares of the Company’s common stock, $.01 par value (the “Shares”). We refer to the registration statement on Form S-11 as the “Registration Statement.” This opinion letter addresses the Company’s qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) for the taxable years commencing with the Company’s taxable year ending December 31, 2010 and the accuracy of the matters discussed in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations.”
In rendering the following opinion, we have reviewed and relied upon the Articles of Amendment and Restatement and Bylaws of the Company. For purposes of our opinion, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinion, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.
We also have reviewed and relied upon the representations and covenants of the Company contained in a letter that it provided to us in connection with the preparation of this opinion (the “REIT Certificate”) regarding the formation and operation of the Company and other matters affecting the Company’s ability to qualify as a REIT. We have neither investigated nor verified such representations and the Company’s ability to comply with such covenants, and we assume that each such representation and covenant is and will be true, correct and complete, that the Company and any subsidiaries are and will be owned and operated in accordance with the REIT Certificate and that all representations and covenants that speak to the best of the belief and/or knowledge of any person(s) or party(ies), or are subject to similar qualification, are and will

Terreno Realty Corporation
As of January 15, 2010

continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of the Company, we assume that the Company will in fact be owned and operated in accordance with such stated intent.
Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that (i) commencing with its taxable year ending on December 31, 2010, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed ownership and method of operations as described in the REIT Certificate will allow it to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with the Company’s taxable year ending December 31, 2010 and for subsequent taxable years, and (ii) the statements set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as such statements constitute matters of law, summaries of legal matters, legal documents, contracts or legal proceedings, or legal conclusions, are correct in all material respects and do not omit to state a matter of law necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
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The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Moreover, the Company’s continuing qualification as a REIT depends upon the ability of the Company to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any single taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.
We express no opinion other than the opinion expressly set forth herein. Our opinion is not binding on the Internal Revenue Service or a court, and the Internal Revenue Service or a court may disagree with our conclusion. Our opinion is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretation thereof, all as in effect as of the date of this opinion. Changes in applicable law could cause the federal income tax treatment of the Company to differ materially and adversely from the treatment described above and render the tax discussion in the Registration Statement incorrect or incomplete.
This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Goodwin Procter LLP under the caption “Material U.S.

Terreno Realty Corporation
As of January 15, 2010

Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,
/s/ Goodwin Procter llp
Goodwin Procter llp

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